Exhibit 99.1

RG America Prepares for New Growth

Company’s CFO Takes the Reins in Preparation for Continued Expansion

Dallas, TX- June 30, 2006 -- (OTCBB: RGMI) - RG America, Inc., (“RG America”) a Dallas-based insurance restoration company specializing in recovery, remediation, roofing and re-construction of insurance losses, today announced that its CEO, J.E. (Ted) Rea, has recommended to the Board of Directors that Bruce A. Hall, who has been serving as CFO for RG America, be promoted to Chief Executive Officer to lead the Company as it advances to the next level as a mid-tier public company. “I am proud of the success that RG America has experienced since its inception as The Restoration Group, and believe the Company has now evolved to a point where it needs a leader with extensive public company experience,” remarked Mr. Rea. “Mr. Hall has been with RG America since May of 2004 and has a very thorough understanding of our business and the goals of the Company, coupled with a tremendous amount of experience in the public sector. I will remain dedicated to RG America’s long-term growth and success as an ongoing advisor, a founder and a significant shareholder of the Company.”

Mr. Hall has extensive experience with public company management, financing and strategic planning, and in addition to his position as CFO, will assume the CEO position and join RG America’s Board of Directors effective this week. He began his career in public accounting with Arthur Young & Company, a predecessor of Ernst & Young LLP, and has since worked as a senior financial executive, financial consultant and multi-family housing developer. He has also previously held senior level positions at Dent Zone International, Inc.; Recognition Equipment, Inc.; Harris Adacom Corporation and Probex Corporation. He holds both CPA (Certified Public Accountant) and CMA (Certified Management Accountant) designations. Additionally, Mr. Hall is currently the chairman of the audit committee for MBI Financial, Inc., a publicly-traded mortgage company.

“RG America will benefit tremendously from Mr. Hall’s business expertise and experience in the public sector. We are confident that, under his leadership, we will be able to take the Company to the next level, building on our major accomplishments over the past several years,” commented Edward P. Rea, Chairman of the Board for RG America, Inc.

“I am honored to accept the position of Chief Executive Officer of RG America,” stated Mr. Hall. “The incredible forward progress and positive changes I have witnessed since joining RG are encouraging, and I am excited about continuing to grow the Company into a significant force in the insurance restoration and insurance services industries,” he added.

J.E. (Ted) Rea leaves the Company to found an investment firm to continue his career objectives, leveraging his entrepreneurial background and experience to help emerging public companies and “start-ups.” Mr. Rea has facilitated many start-up companies to date and will be consulting with two start-ups in the near future. Mr. Rea also continues his 7-year membership of Young Presidents Organization (YPO), having held several chapter positions in two chapters during his tenure.

About RG America, Inc.

RG America is a family of companies delivering both insurance restoration services and targeted insurance services/products. Its restoration subsidiaries specialize in remediation, insurance recovery, roofing, re-construction and project management for insurance losses. The company focuses primarily on multi-family and commercial real estate properties that have experienced catastrophic losses caused by hurricane, flood, fire, wind or hail. RG Insurance Services, Inc. is a full lines insurance agency.

This release shall not constitute an offer to sell or the solicitation of an offer to buy securities to/from any person, nor shall there be any sale of these securities in any jurisdiction in which it is unlawful to make such an offer or solicitation. A number of statements in this press release are forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the SEC. The actual results that the Company may achieve may differ materially from any forward-looking statements due to such risks and uncertainties.

Contact:
Tim Clemensen	Kevin L. Dahlberg
Rubenstein Investor Relations	RG America Inc.
212-843-9337	972 919-4774 ext. 224
tclemensen@rubensteinir.com	kdahlberg@rgamerica.com